Pricing Term Sheet	Issuer Free Writing Prospectus
Dated August 24, 2016	Filed Pursuant to Rule 433
Registration Statement No. 333-200374
Supplementing the Preliminary
Prospectus Supplement dated August 24, 2016
(To the Prospectus dated December 11, 2014)

$200,000,000 Floating Rate Senior Notes due 2017 (Reopening)

The information in this pricing term sheet relates to the offering (the “Offering”) of Floating Rate Senior Notes due 2017 (the “Additional Notes”) of SYNCHRONY FINANCIAL (the “Issuer”), and should be read together with the preliminary prospectus supplement dated August 24, 2016 relating to the Offering, and the accompanying prospectus dated December 11, 2014 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-200374) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”).

The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	SYNCHRONY FINANCIAL

Expected Ratings (Outlook)*:	BBB- (Stable) / BBB- (Stable) (S&P / Fitch)

Title of Securities:	Floating Rate Senior Notes due 2017

Ranking:	Senior Unsecured

Maturity Date:	November 9, 2017

Principal Amount:	$200,000,000. Upon settlement, the Additional Notes will form a single series with the Issuer’s outstanding $500,000,000 Floating Rate Senior Notes due 2017 issued on May 9, 2016, for all purposes (the “Original Notes” and, together with the Additional Notes, the “Notes”) and the aggregate principal amount of the Notes will be $700,000,000.

Price to Public:	100.434%, plus accrued interest of $243,594.44 from and including August 9, 2016 to, but not including, August 29, 2016

Net Proceeds to Issuer (before estimated offering expenses):	$200,468,000, excluding accrued interest of $243,594.44 from and including August 9, 2016 to, but not including, August 29, 2016

Interest Rate:	Interest on the Notes accrues at a rate of three-month LIBOR, reset on a quarterly basis, plus 1.400% per year.

Day Count Convention:	Actual/360

Business Day Convention:	New York and London

Interest Payment Dates:	Interest on the Notes is payable quarterly in arrears on February 9, May 9, August 9 and November 9 of each year, beginning with respect to the Additional Notes on November 9, 2016.

Interest Reset Dates:	Interest on the Notes is reset quarterly on February 9, May 9, August 9 and November 9 of each year, beginning on August 9, 2016.

Interest Rate Periods:	Each interest reset period will be the period from, and including, an interest reset date to, but excluding, the immediately succeeding interest reset date; provided that the final interest reset period will be the period from, and including, the interest reset date immediately preceding the maturity date of the Notes to, but excluding, the maturity date.

Interest Determination Dates:	The interest determination date is the second London business day immediately preceding the applicable interest reset date.

Optional Redemption:	The Notes are not redeemable prior to maturity.

CUSIP / ISIN:	87165B AK9 / US87165BAK98

Format:	SEC Registered

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Method of Settlement:	DTC

Trade Date:	August 24, 2016

Settlement Date:	August 29, 2016 (T+3)

Joint Book-Running Managers:	J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

SYNCHRONY FINANCIAL (the “Issuer”) has filed a registration statement (including a prospectus) and a preliminary prospectus supplement dated August 24, 2016 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement related to the offering and the accompanying prospectus may be obtained from: J.P. Morgan Securities LLC, telephone: (212) 834-4533 (collect) and Morgan Stanley & Co. LLC, 180 Varick Street, New York, New York 10014, telephone: (866) 718-1649, email: prospectus@morganstanley.com.

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